Schedule A

Mining Permit Description

8 medium scale Prospecting Permits belonging to:

Kennard A. Gobin. of 24 Oleander Gardens
East Coast  Demerara

G-280/000/06 TO G-280/007/06
PPMS/126/07 TO PPMS/133/07

1 Mining Permit belonging to:

Bibi Fazeena Iman. of Lot 88 Bonasika street
Section K Campbellville Georgetown Guyana.

File# 1-5/MP/000/10.  MP#141/2010